Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects on the changes in segments discussed in Note 22, for which the date is May 27, 2009, relating to the financial statements and the effectiveness on internal control over financial reporting, which appears in Bank of America Corporation's Form 8-K filed on May 28, 2009.

/s/  PricewaterhouseCoopers LLP

Charlotte, North Carolina

November 9, 2009